Exhibit 10.4

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of February 7, 2025 (the “Effective Date”), by and among:

(a) Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China and registered with its registered address at No. 199 Fanhua Road, Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”);

(b) Technowl Limited, a private company limited by shares incorporated and existing under the laws of Hong Kong with company number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong, a wholly-owned indirect subsidiary of HTIT Biotech (“HTIT Sub”);

(HTIT Biotech and HTIT Sub collectively, the “Supplier”)

(c) Oramed NewCo, Inc., a corporation duly organized and existing under the laws of the State of Nevada with Nevada Business Identification Number and its registered office at 716 N. Carson St. #B, Carson City, NV 89701 (c/o Capitol Corporate Services, Inc.) (the “Customer”);

Each of the parties under the above items (a) through (c) shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, the Parties entered into a Joint Venture Agreement on January 22, 2024, as amended and supplemented on February 7, 2025, pursuant to which the Customer has been incorporated to facilitate a collaboration in the field of oral insulin and other pharmaceutical products (the “JV Agreement”); and

WHEREAS, the Supplier has agreed to manufacture and supply the Customer with the Products for sale in the Territory in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

Terms which are capitalized and not otherwise defined under this Agreement, shall have the meaning set out under Section 1 of the JV Agreement, and the following terms shall have the meaning specified:

1.1	“Background IP” shall have the meaning given in Section 8.1.

1.2	“GMP” means the most up-to-date version of good manufacturing practices applicable in the relevant jurisdiction.

1.3	“Claims” shall have the meaning given in Section 12.1.

1.4	“Clinical Supplies” shall have the meaning given in Section 3.4.

1.5	“Customer Indemnified Parties” shall have the meaning given in Section 12.1.

1.6	“Customer Materials” means any materials, data, information or other resources owned by or licensed to the Customer and made available to the Supplier to facilitate the Services.

1.7	“Customer Materials and Data” shall have the meaning given in Section 10.2.

1.8	“Delivery” means the delivery of the Products by the Supplier to the Customer (or a party designated by the Customer) in accordance with Section 6.1.

1.9	“Delivery Date” shall have the meaning given in Section 4.1(a).

1.10	“Deposit” shall have the meaning given in Section 5.3(a).

1.11	“Force Majeure Events” shall have the meaning given in Section 14.

1.12	“Improvements” shall have the meaning given in Section 8.2.

1.13	“Indemnified Party” means a Customer Indemnified Party or a Supplier Indemnified Party.

1.14	“Indemnifying Party” means a Person from which or whom indemnification is being sought pursuant to Section 12.

1.15	“Indicative Prices” shall have the meaning given in Section 5.1.

1.16	“Initial Market” means the United States of America.

1.17	“Initial Term” shall have the meaning given in Section 9.1.

1.18	“Intellectual Property” means, collectively, patents, trademarks, trade dress, trade names, copyrights, know-how, trade secrets, inventions, data, process, designs, domain names, computer programs and codes, and any other intellectual or industrial property and all relevant proprietary rights (whether or not protectable or registrable under patent, trademark, copyright, or similar laws) in any jurisdiction of the world.

1.19	“Losses” shall have the meaning given in Section 12.1.

1.20	“MSDS” shall have the meaning given in Section 7.5.

1.21	“New Markets” shall have the meaning given in Section 2.4(a).

1.22	“New Market Adjustment” shall have the meaning given in Section 2.4(b).

1.23	“Non-conforming” means not conforming to the Quality Agreement (including the Specifications) and the GMP of the Territory.

1.2	“Payable Deposit” shall have the meaning given in Section 5.3(a).

1.3	“Potential Product” means all the products as described on Schedule 1 of this Agreement.

1.4	“Prices” shall have the meaning given in Section 5.1.

1.5	“Products” means the Potential Products selected by the Customer in accordance with Section 2.1(a) and the Potential Products selected by the Customer in accordance with Section 2.4(b).

1.6	“Purchase Order” shall have the meaning given in Section 4.1.

1.7	“Quality Agreement” shall have the meaning given in Section 2.2.

1.8	“Regulatory Filings” means all regulatory filings or applications with any Governmental Authority related to the Products.

1.9	“Regulatory Approval” means any approval, license, registration, or authorization required from any Governmental Authority necessary for the manufacture, packaging, labeling, testing, storage, shipment, distribution, importation, exportation, marketing, promotion, sale or disposal of the Products.

1.10	“Regulatory Standards” means requirements of any Governmental Authority applicable to the manufacture, packaging, labeling, testing, storage, shipment, distribution, importation, exportation, marketing, promotion, sale or disposal of the Products.

1.11	“Rejection Notice” shall have the meaning given in Section 3.3.

1.12	“Renewal Term” shall have the meaning given in Section 9.1.

1.34       “Representatives” means in relation to each Party and any Affiliate, its officers and employees; its professional advisers or consultants who are engaged to advise that Party and/or Affiliates in connection with the subject matter of this Agreement; its contractors and sub-contractors engaged by that party and/or Affiliates in connection with the subject matter of this Agreement; and any other person to whom the other Party agrees in writing that Confidential Information may be disclosed in connection in connection with the subject matter of this Agreement.

1.13	“RMB” means Renminbi, the lawful currency of the PRC.

1.14	“Sanctions and Trade Controls Laws” shall have the meaning given in Section 15.

1.15	“Selection Notice” shall have the meaning given in Section 2.1(a).

1.16	“Services” means the manufacturing, quality control, packaging, storage, and supply services related to Products to be provided by Supplier pursuant to this Agreement until Delivery.

1.17	“Specifications” means the detailed description of technical requirements for the Products.

1.18	“Supply Commencement Day” shall have the meaning given in Section 2.4(b).

1.19	“Supplier Indemnified Parties” shall have the meaning given in Section 12.2.

1.20	“Term” shall have the meaning given in Section 9.1.

1.21	“Territory” means the Initial Market and any New Market that the Supplier and Customer mutually agree to enter into in accordance with Section 2.4.

1.22	“Two-Year Forecast” shall have the meaning given in Section 2.1(a).

1.23	“USD” means United States dollars, the lawful currency of the United States of America.

2.	Product Selection and New Market

2.1	Product Selection and Forecast.

(a)	Within twelve (12) months after the Effective Date, the Customer shall provide the Supplier with a written notice (the “Selection Notice”), which shall (i) state the specific type(s) of the Potential Products it requests the Supplier to manufacture and supply to the Customer, being [***] (ii) confirm that the Initial Market is the Territory in which the Products (including any other products of which the Products are an integrated part) will be supplied, and (iii) provide a two-year forecast of the quantity of the Products required by the Customer on a quarterly basis (the “Two-Year Forecast”).

(b)	No later than six (6) months before the expiry of the two (2)-year period covered by any Two-Year Forecast, the Customer shall provide the Supplier with an updated Two-Year Forecast for the subsequent two (2)-year period on a quarterly basis, provided that the Customer shall negotiate with the Supplier in good faith for at least 60 days before providing such updated Two-Year Forecast if the Customer anticipates that the aggregate quantity of the Products required for the subsequent two (2)-year period will exceed the aggregate quantity of the Products set forth in the previous Two-Year Forecast by [***].

(c)	The Parties agree that in any event that the Supplier is requested to supply SBTI and insulin as the Products under this Agreement, such Products shall be exclusively used by the Customer for the purpose of clinical trials, manufacturing and commercializing complete oral insulin capsules. The Customer may not resell, distribute or supply SBTI and insulin as the Products under this Agreement to any other third parties as a standalone or therapeutic product or for any other purposes without the Supplier’s prior approval in writing and shall not be sold to any other third parties.

2.2	Quality Agreement. Within 3 months following the Effective Date, and before the first Delivery of the Products ordered by Customer from Supplier according to this Agreement, the Supplier or Hefei Tianmai Biotechnology Development Co., Ltd. and the Customer shall negotiate in good faith and enter into a quality agreement with respect to the Products (the “Quality Agreement”). The Quality Agreement shall (i) define the quality and Specifications of the Products selected by the Customer, (ii) specify the roles and responsibilities of the Parties in ensuring and maintaining the quality and Specifications of such Products, and (iii) set forth the Applicable Laws, Regulatory Approvals, Regulatory Standards and GMP applicable to the Products in the Territory as specified in the Selection Notice. In the event of any conflict between the Quality Agreement and this Agreement with respect solely to quality or Specifications of the relevant Products, the terms of the Quality Agreement shall prevail. For all other matters, this Agreement shall prevail.

2.3	Preparatory Measures. Upon the execution of the Quality Agreement and subject to the receipt of the Deposit by the Supplier pursuant to Section 5.3(a), the Supplier shall take appropriate preparatory measures to ensure the timely provision of the Services based on the current Two-Year Forecast.

2.4	New Market.

(a)	The Parties acknowledge that the Potential Products (including any other products of which such Potential Products are an integrated part) might be supplied into countries or regions outside of the Initial Market except for Greater China (the “New Markets”), subject to the prior written approval of the Supplier and the Customer, which shall not be unreasonably withheld by the Parties.

(b)	The Customer shall consult with advisors, counsels, industry experts or relevant Governmental Authorities of any New Market, and at least twenty four (24) months prior to the desired supply commencement day with respect to any New Market (the “Supply Commencement Day”), the Customer shall provide a written notice to the Supplier, which shall (i) state the specific type(s) of the Potential Products it requests the Supplier to manufacture and supply to the Customer for such New Market, being either (A) the complete oral insulin capsules or (B) SBTI and insulin, (ii) provide an initial Two-Year Forecast with respect to the selected Products for the New Market, (iii) identify the Applicable Laws, Regulatory Approvals, Regulatory Standards and GMP of the New Market applicable to the selected Products, and (iv) specify any adjustments or modifications required for such selected Products and the relevant manufacturing process, facilities, equipment and other manufacturing conditions to comply with the Applicable Laws, Regulatory Approvals, Regulatory Standards and GMP of the New Market (the “New Market Adjustments”). The Customer and the Supplier shall negotiate in good faith any necessary amendments to the executed Quality Agreement or changes to the Prices to reflect the New Market Adjustments and reach an agreement on such amendments to the executed Quality Agreement or changes to the Prices at least eighteen (18) month prior to the Supply Commencement Day of the New Market. For the avoidance of doubt, the Supplier shall have the right to reject any New Market in its sole discretion if the Customer and the Supplier cannot reach an agreement on the amendments to the executed Quality Agreement or the changes to the Prices for the New Market after three (3) months of negotiations.

3.	Manufacturing and Quality

3.1	Manufacturing. During the Term of this Agreement, the Supplier shall provide the Services in accordance with (i) this Agreement, (ii) the Quality Agreement (including the Specifications), and (iii) Applicable Laws, Regulatory Standards and GMP of the Territory.

3.2	Materials. The Supplier shall be responsible for obtaining or acquiring all raw materials required for the Services during the Term based on the Two-Year Forecast.

3.3	Inspection and Rejection of Product. The Customer shall have a period of thirty (30) days following the Delivery of the Products to inspect such delivered Products at its own costs, and inform the Supplier whether it accepts, or only if any such Products are Non-conforming at the time of Delivery, rejects such Products. The Customer will be deemed to have accepted the Products unless it provides the Supplier with written notice of any Non-conforming Products (the “Rejection Notice”) within ten (10) days following the aforesaid thirty (30)-day inspection period. The Rejection Notice shall state with specificity all non-conformities, and include all relevant supporting documentation evidencing such nonconformities. All nonconformities that are not so specified will be deemed waived by the Customer. Upon receipt of a Rejection Notice by the Supplier, the following arrangements shall apply:

(a)	Subject to Sections 3.3(b) and 3.3(c), the Supplier shall, at the Customer’s option, either: (i) promptly replace the Non-conforming Products at the Supplier’s sole cost and expense, or (ii) set off an amount equal to the Prices of the Non-conforming Products against future Purchase Order invoices.

(b)	Subject to Section 3.3(c), if the Supplier disputes the Customer’s basis for rejecting any Products, then the rejected Products will be tested by an independent testing laboratory mutually agreed upon by the Supplier and the Customer. The independent testing laboratory’s determination will be final and binding on the Parties on the issue of the basis for rejecting any Products. The laboratory must be of recognized standing in the industry and in the relevant Territory, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either the Supplier or the Customer. Such laboratory shall use the test methods contained in the applicable Specifications. The cost of such testing will be borne by the Supplier if the independent testing laboratory confirms in writing that the rejected Products in question are Non-conforming at Delivery, and such nonconformance is caused by the Supplier. Otherwise, the costs will be borne by the Customer.

(c)	If the Supplier disputes the Customer’s basis for rejecting any Products and that basis is related to compliance with GMP, then the manufacturing records pertaining to the rejected Products will be reviewed by an independent GMP consulting firm mutually agreed upon by the Supplier and the Customer. The independent GMP consulting firm’s determination will be final and binding on the Parties on the issue of compliance with GMP. The GMP consulting firm must be of recognized standing in the industry and in the relevant Territory , and consent to the appointment of such consulting firm will not be unreasonably withheld or delayed by either the Supplier or the Customer. The cost of such consultation will be borne by the Supplier if the independent GMP consulting firm confirms in writing that the manufacturing of the rejected Products is not compliant with applicable GMP at Delivery and such non-compliance is caused by the Supplier. Otherwise, the costs will be borne by the Customer.

(d)	In no event shall the Supplier be liable under this Section 3 for the Products that conform to the Quality Agreement (including the Specifications) and the GMP of the Territory at the time of Delivery to the Customer but that cease to materially conform to the Quality Agreement (including the Specifications) or the GMP of the Territory as a result of any circumstance, action or omission following such Delivery. The Customer will use commercially reasonable efforts to assist the Supplier with investigations in the Non-conforming Products.

3.4	Sublicensing and Subcontracting. The Supplier may engage third parties, including vendors, sublicensees or subcontractors, to perform any of its obligations under this Agreement，provided that Customer has provided its prior written consent thereto, which Customer shall not unreasonably withhold, delay, or condition (any such permitted vendors, sublicensees, and/or subcontractors, the “Permitted Subcontractors”), provided that Hefei Tianmai Biotechnology Development Co., Ltd., which may be engaged as a manufacturer of the insulin, shall be deemed as a Permitted Subcontractor. Any loss by Supplier of its rights under this Agreement pursuant to the provisions of this Agreement will automatically cause all of the Permitted Subcontractors to lose the same rights under any sublicense or subcontract. The Supplier shall be responsible and liable for any breach of the terms of this Agreement by the third parties engaged by it as if the Supplier had committed any such breach directly.

3.5	Clinical Supplies. To the extent that the Customer needs to undertake any clinical studies related to the Products, the Customer may order, and the Supplier shall use best efforts to provide the clinical supplies necessary for such studies (the “Clinical Supplies”). For the avoidance of doubt, the Clinical Supplies shall be limited to the Potential Products. The Customer must submit orders for the Clinical Supplies (i) at least five (5) months prior to the desired delivery date for the first order of any calendar year, and (ii) at least three (3) months prior to the desired delivery date for any subsequent order of the same calendar year. Clinical Supplies pricing is set forth in Schedule 1 hereto. The provisions with respect to a Two-Year Forecast set forth in Section 2.1 herein shall not apply to the supply of Clinical Supplies.

4.	Purchase Order

4.1	Purchase Orders.

(a)	The Customer shall submit to the Supplier written standard form purchase orders (each, a “Purchase Order”) for each order placed by the Customer with respect to the Products required by the Customer for certain calendar quarter. Any Purchase Order provided by the Customer shall not contradict the selection of Products or the Territory by Customer under this Agreement. Each Purchase Order shall be submitted as soon as possible after the submission of the Two-year Forecast for the relevant calendar quarter and specify the quantity of the Products to be purchased for such calendar quarter and the requested delivery date (the “Delivery Date”) of such Products, provided that the Delivery Date shall be a date at least eight (8) months after the date of the relevant Purchase Order.

(b)	The Supplier shall confirm or reject any Purchase Order within twenty (20) days after the receipt of such Purchase Order. The Supplier may only reject any Purchase Order if the terms and conditions (including the pricing) are inconsistent with this Agreement. If the quantity of the Products to be purchased in such Purchase Order is more than [***] and less than [***] of the anticipated required quantities that the Customer needs for the relevant calendar quarter as indicated by the Two-year Forecast, the Customer and the Supplier shall negotiate in good faith to agree on the quantity of the Products for at least ten (10) days before the Supplier rejects the relevant Purchase Order. Upon the Supplier's acknowledgement and confirmation of any Purchase Order, the Customer shall be bound to purchase and the Supplier shall be bound to supply and deliver the quantity of the Products as specified in such Purchase Order. The terms and conditions of this Agreement shall be controlling over any inconsistent terms or conditions included in any Purchase Order, sales acknowledgment, invoice or other document, which inconsistent terms shall be null and void.

5.	Price

5.1	Pricing. The indicative initial prices for the purchase of the Products by the Customer from the Supplier are listed on Schedule 1 (“Indicative Prices”). The Customer and the Supplier shall negotiate in good faith and determine the final prices of the Products (“Prices”) simultaneously with the execution of the Quality Agreement pursuant to Section 2.2. The Prices are exclusive of, and the Customer is solely responsible for and shall pay, all Taxes, duties, charges and levies imposed by any Governmental Authority relating to the Services or the Products. For the avoidance of doubt, the Indicative Prices are exclusive of the costs of the secondary package materials for the Products (including but not limited to labels, cartons, boxes, designs, stencils and printing), which shall be determined in good faith by the Supplier and the Customer based on the needs and requirements of the relevant Territory.

5.2	Price Adjustment.

(a)	Once every twelve (12) months after the execution of the Quality Agreement, the Supplier may update the Prices by providing a sixty (60) days’ advance written notice to the Customer, provided that any Price increase shall not exceed [***]. The updated Prices will not apply to any Products ordered pursuant to a Purchase Order placed prior to or during such sixty (60)-day period.

(b)	The Supplier may update the Prices to reflect any increase in the Supplier's out-of-pocket costs and expenses for the Services resulting from (i) any change of the quality or the Specifications of the Products specified in the Quality Agreement as required by the Customer, provided such change shall be mutually agreed upon by the Supplier and the Customer, or (ii) any change of the Applicable Laws, Regulatory Standards and GMP applicable to the Products in the Territory. The Supplier shall provide sixty (60) days' advance written notice to the Customer of such Price updates and the updated Prices will not apply to any Products ordered pursuant to a Purchase Order placed prior to or during such sixty (60)-day period.

5.3	Invoicing and Payment of Price.

(a)	After the Effective Date, the Customer shall make a non-refundable deposit to HTIT Sub of US$30,000,000 (the “Payable Deposit”) in aggregate. The first instalment of the Payable Deposit of US$20,000,000 shall be paid by the Customer to HTIT Sub immediately after the consummation of the Initial Closing (as defined under the JV Agreement). The second instalment of the Payable Deposit of US$10,000,000 shall be paid by the Customer to HTIT Sub immediately after the consummation of the Second Closing (as defined under the JV Agreement). The “Deposit” is the amount of the Payable Deposit that has been actually paid by the Customer and received by HTIT Sub.

(b)	The Deposit shall be retained by the Supplier and shall be applied solely towards and be credited against any actual fees and payments relating to the Purchase Orders due for payment under the terms herein on a dollar-for-dollar basis.

(c)	For the avoidance of doubt, the Customer shall not be required to make additional payments to the Supplier until such accrued fees and payments exceed the Deposit.

(d)	Within ten (10) days after the Supplier approves a Purchase Order in accordance with Section 4.1, the Customer shall prepay to the Supplier [***] of the amount payable under such Purchase Order as a down-payment with respect to such Purchase Order, provided that, such down-payment will be credited against any actual fees and payments relating to the Purchase Orders due for payment under the terms herein and can be made by set off against the Deposit then remaining on a dollar-for-dollar basis.

(e)	The Supplier shall invoice the Customer for the Prices of the Products to be delivered to the Customer pursuant to a Purchase Order within thirty (30) days after such Purchase Order is confirmed by the Supplier. After deducting the amount which has been pre-paid by the Customer in accordance with Section 5.3(d), the remaining Prices specified in the invoice shall be paid by the Customer to the Supplier within 10 business days before the Delivery of the Products. All payments under this Section shall be made in RMB in immediately available funds by wire transfer to an account identified by Supplier in writing or by notification to the Supplier of an offset of the US$ equivalent of such amount (calculated based on the latest T/T exchange rate of CNH against US$ for customer buy as set forth on the applicable page of the official website of Bank of China (Hong Kong) Limited on the date of such notification, or if such exchange rate is not available on such date, the date on which such exchange rate was last available prior to such date) from the Deposit to the extent there is any remaining Deposit. Any late payment shall bear interest at the rate of one point five percent (1.5%) per month (or, if lower, the highest rate allowed by Applicable Laws) from the date such payment was due, until such payment is made in full. The payment of such interest and the acceptance of such payment shall not negate or waive the right of the Supplier to any other remedy, legal or equitable, to which it may be entitled because of the late payment.

6.	Delivery

6.1	Delivery. Delivery of the Products by the Supplier to the Customer shall be made [***] at the Supplier’s facility or the facility of the Permitted Subcontractors unless otherwise agreed between the Parties. The Customer shall be solely responsible for the storage, shipment, freight and insurance charges, custom fees, distribution, importation, exportation of the Products after the Delivery with reasonable assistance from the Supplier at the Customer's cost unless otherwise agreed between the Parties. In the event that the Customer fails to take Delivery of the Products within ten (10) days after the Delivery Date in the relevant Purchase Order confirmed by the Supplier pursuant to Section 4.1, the Customer will bear any additional storage costs caused by such delay, in an amount equal to [***] of the Prices of such Products for every seven (7) days of delay in taking Delivery of such Products after the aforesaid ten (10)-day period, up to a maximum additional storage cost of [***] of the Prices of such Products, provided that the Customer shall take commercially reasonable steps in order to minimize the delay.

6.2	Delay in Delivery. Subject to Section 14 and Section 6.3(b), with respect to any Purchase Order, in the event that the Supplier fails to deliver the Products within ten (10) days after the Delivery Date in the relevant Purchase Order confirmed by the Supplier pursuant to Section 4.1 not due to any action or inaction of the Customer or otherwise excused in accordance with the terms and conditions of this Agreement, the Prices of the relevant Products shall be reduced by [***] for every seven (7) days of delay in Delivery after the aforesaid ten (10)-day period, up to a maximum reduction of [***] of the Prices of such Products. Subject to the Customer's rights under this Section 6.2, no delay in the Delivery of any Product relieves the Customer of its obligations under this Agreement, including accepting Delivery of any Products pursuant to any other Purchase Orders.

6.3	Ownership and Risk.

(a)	Risk of the Products shall pass to the Customer upon Delivery of such Products to the Customer pursuant to Section 6.1.

(b)	Ownership and title of the Products shall pass to the Customer upon Delivery of such Products to the Customer pursuant to Section 6.1 subject to full payment of the relevant invoice in accordance with the payment terms herein. The Supplier may reject to deliver the Products to the Customer until the relevant invoice is fully paid in accordance with the payment terms herein.

7.	Regulatory Matters

7.1	General Compliance. Each of the Supplier and the Customer shall comply with all Applicable Laws, Regulatory Standards and GMP of the Territory related to the performance of its obligations under this Agreement and the Quality Agreement.

7.2	Regulatory Approvals.

(a)	The Customer and the Supplier shall be responsible, at its sole cost and expense, for obtaining all Regulatory Approvals necessary to perform its obligations set forth in Section 7.1. Each Party shall provide supporting data and information relating to the Products that are in its possession, under its control or are reasonably obtainable by it and are reasonably necessary for the Customer or the Supplier to obtain the Regulatory Approvals, including without limitation, records, raw data, reports, authorizations, certificates, methodologies, batch documentation, raw material specifications, standard operating procedures, standard test methods, certificates of analysis. Additional obligations of the Parties concerning the supporting data and information shall be set forth in the Quality Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the Customer shall be responsible for obtaining all necessary Regulatory Approvals for any Products to be supplied in a New Market.

7.3	Regulatory Filings. The Supplier and the Customer shall provide the other Party with copies of material Regulatory Filings with Governmental Authorities relating to Sections 7.1 and 7.2 reasonably in advance of submission so that the other Party may review and comment such Regulatory Filings before submission to the relevant Regulatory Authority, and the Supplier and the Customer shall incorporate all reasonable comments of the other Party which shall be provided as soon as reasonably practicable. The Supplier and the Customer shall provide the other Party with copies of any material written communications to or from Governmental Authorities related to such Regulatory Filings, and summaries of any material oral communications with Governmental Authorities relating to such Regulatory Filings within five (5) Business Days of receipt or delivery of such communication, as the case may be, or such earlier date as required by Applicable Laws. Notwithstanding the foregoing, the Supplier and the Customer shall be permitted to make Regulatory Filings that are solely administrative in nature without prior review or comment by the other Party, provided that the Supplier and the Customer shall notify the other Party of such Regulatory Filings and provide the other Party with copies thereof.

7.4	Regulatory Inspections. The Supplier’s obligations to notify and cooperate with the Customer regarding any audit or inspection by a Governmental Authority with respect to the Products shall be set forth in the Quality Agreement. All reasonable costs associated with such audit or inspection and the Supplier’s compliance with any official requests for information or documents relating to the Products shall be borne by the Customer, unless any such audit or inspection is caused by the Supplier’s failure to comply with Section 7.1, in which case the Supplier shall solely bear such costs.

7.5	Safety Information. The Customer shall provide the Supplier with any relevant safety information in the Customer’s possession, under the Customer's control or otherwise reasonably obtainable by the Customer, in each case regarding the Customer Materials in a timely manner but in any event prior to the delivery of the Customer Materials, including the information related to stability, storage, safety requirements, and the hazardous characteristics of such Customer Materials or the wastes generated during the preparation of such Customer Materials, and a Material Safety Data Sheet (the “MSDS”). The Customer shall promptly notify the Supplier of any adverse events or new safety information made known to the Customer related to the Customer Materials. The Supplier shall arrange for the disposal of the Customer Materials, at the Customer's expense, after written notification to and authorization by the Customer (which shall not be unreasonably withheld, conditioned or delayed).

8.	Intellectual Properties

8.1	Background IP. Each Party will retain ownership of all rights, title and interest in and to its Confidential Information and Intellectual Property existing: (i) as of the Effective Date of this Agreement, or (ii) acquired or developed by such Party during the Term, but arising outside the scope of this Agreement or the performance of the Services (“Background IP”). Neither anything contained herein, nor the delivery of any information to a Party hereto, shall be deemed to grant the receiving Party any right or license under any Background IP of the disclosing Party.

8.2	Improvements. As agreed between the Parties, all enhancements, improvements, and modifications to any Background IP, and all partial or complete copies or parts thereof created or generated during the performance of this Agreement (“Improvements”) with respect to the performance of the Services shall be owned by the Supplier. Any other Improvements, including and without limitation to the composition and formula of any Potential Product, or Improvements to Customer Background IP, shall be owned by the Customer.

8.3	Limited License. Subject to the terms and limitations of this Agreement, the Customer hereby grants the Supplier, during the Term of this Agreement, a non-exclusive, non-transferable, non-assignable (except as permitted under Section 16.2), royalty-free, restricted and revocable right and license of its Background IP and Improvements thereof, solely to manufacture, test, package, and label the Products in accordance with the Supplier’s obligations under this Agreement.

9.	Term and Action

9.1	Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for five (5) years (the “Initial Term”). Upon expiration of the Initial Term, and subject to review of the terms of this Agreement in accordance with applicable corporate governance procedures of either Party, the Agreement shall automatically renew for additional three (3)-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless (a) either the Customer or the Supplier gives written notice of its intent not to renew at least six (6) months prior to the end of the then-current term, or (b) the Agreement is otherwise terminated pursuant to the terms herein.

9.2	Termination by either the Customer or the Supplier. Subject to Section 13, the Customer or the Supplier may terminate the Agreement immediately upon written notice:

(a)	(i) after a material breach of this Agreement by the Customer in the case of termination by the Supplier, or (ii) after a material breach of this Agreement by the Supplier in the case of termination by the Customer, in each case where the breaching Party fails to cure such breach within ninety (90) days after receipt of a written notice giving full particulars of the material breach and requiring it to be cured;

(b)	(i) after a material breach of this Agreement by the Customer in the case of termination by the Supplier, or (ii) after a material breach of this Agreement by the Supplier in the case of termination by the Customer, in each case if such breach is not capable of being cured;

(c)	if (i) the Customer in the case of termination by the Supplier, or (ii) the Supplier in the case of termination by the Customer, voluntarily commences any action or seeks any relief regarding its liquidation, reorganisation, dissolution, or similar act or under any bankruptcy, insolvency, or similar law; or

(d)	if a proceeding is commenced or an order, judgement or decree is entered seeking the liquidation, reorganisation, dissolution or similar act or any other relief under any bankruptcy, insolvency, or similar law against (i) the Customer in the case of termination by the Supplier, or (ii) the Supplier in the case of termination by the Customer, in each case without such Party's consent, which continues undismissed or unstayed for a period of ninety (90) days.

9.3	Termination by the Customer. Subject to Section 13, the Customer may terminate this Agreement immediately upon written notice, if on more than two (2) occasions during any twelve (12)-month period, (i) with respect to any Purchase Order, the Supplier fails to deliver the Products which are not Non-conforming in an amount equal to at least [***] of the specified quantity in such Purchase Order subject to Section 3.3(a), (ii) with respect to any Purchase Order, the Supplier fails to deliver any Products within [***] after the Delivery Date in the relevant Purchase Order due to the Supplier's fault; or (iii) [***] of the Products supplied by the Supplier under any Purchase Order is recalled as requested by any Governmental Authority due to quality issues caused by the failure of the Supplier to comply with its obligations under the Agreement or the Quality Agreement.

9.4	Termination by the Supplier. The Supplier may terminate this Agreement immediately upon written notice if the Customer fails to pay any amount due with respect to two (2) consecutive Purchase Orders or three (3) Purchase Orders in a period of twelve (12) months in accordance with Section 5.3.

9.5	Effect of Termination.

(a)	In the event of termination by any Party pursuant to this Section 9, the Supplier shall continue to perform Services until the effective termination date and shall upon the request of the Customer, assist the Customer in the orderly close out of the manufacture of the Products or transfer manufacturing to another manufacturer at the Customer’s sole cost and expense.

(b)	The Supplier shall issue a final invoice for all amounts due under this Agreement and any Purchaser Order as of the effective termination date, which shall be paid within thirty (30) days of receipt the invoice or be immediately offset from the Deposit if remaining outstanding. Any remainder of the Deposit not offset by any fees or payments due to the Supplier hereunder during the Term shall be retained by the Supplier following expiration or termination of the Agreement. Termination of this Agreement by any Party shall be without prejudice to any other right or remedy of such Party under this Agreement or Applicable Laws.

9.6	Survival.

Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 3.3, 5.1, 5.3, 8, 9.5, 9.6, 11, 12 and 16 shall survive the expiration or termination of the Agreement, together with any other Section that by its nature is intended to survive the expiration or termination.

10.	Warranties

10.1	Supplier Warranties. The Supplier warrants that (i) it has or will acquire the necessary material permits, facilities, knowledge and personnel for the manufacture of the Products pursuant to the terms of this Agreement; (ii) it shall provide the Services in a manner consistent with generally accepted industry standards and in accordance with the Specifications; (iii) the Products shall comply with the Specifications (including relevant shelf-life duration that will be specified in the Quality Agreement) at the time of Delivery; and (iv) it is not debarred as of the Effective Time and, to its knowledge, has not and will not use, in performing its obligations under this Agreement, the services of any Person or contractor debarred under any Applicable Law. The Supplier shall notify the Customer promptly if it becomes aware that it or any such Person or contractor is subsequently debarred.

10.2	Customer Warranties. The Customer warrants that (i) any information, data, know-how, Intellectual Property including Customer Materials, Specifications, MSDSs, and Confidential Information provided to the Supplier for the performance of its obligations under the Agreement (collectively, “Customer Materials and Data”) are owned by or properly licensed to the Customer; (ii) the Customer has a right to disclose and provide such Customer Materials and Data to the Supplier; and (iii) the Supplier’s use of such Customer Materials and Data in accordance with this Agreement does not and will not infringe, misappropriate or otherwise violate any third party rights, including any Intellectual Property rights.

10.3	Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY LAW OR STATUTE.

11.	Confidentiality

11.1	“Confidential Information” means all information, personal data and other data or material relating directly or indirectly to a Party and/or its Affiliates’ business, projects or products, marketing or sales information; financial, business or strategic information; clinical or manufacturing information; regulatory information; and all other information, data and other forms of material which a Party considers proprietary, and which is: (a) disclosed by or acquired in any way (either directly or indirectly) from a Party or its Representatives in connection with this Agreement, whether in written, electronic, oral, visual or other form, including any samples of materials provided for testing; or (b) generated by way of any analysis, compilations, data studies or other documents prepared by or on behalf of a Party or its Representatives containing, reflecting or based in whole or in part on information, data or other material disclosed or acquired as described in paragraph (a) above; or (c) regarding the existence, nature or status of any discussions between the Parties or their Representatives as contemplated by this Agreement, including the existence, nature and terms of this Agreement. For the sake of clarity, the existence of this Agreement shall be Confidential Information.

11.2	Storage of Confidential Information. Each Party will keep the Confidential Information it receives from any other Party secret and confidential, including ensuring proper and safe storage of such Confidential Information using at least the same degree of care that the Party would normally use in protecting its own proprietary or confidential information of a similar nature, such care shall be no less than reasonable care. Each Party agrees (i) not to disclose, release, make available, transfer, or assign any Confidential Information and (ii) not to permit the disclosure, release, availability, transfer, or assignment of any Confidential Information to any third party, either completely or partially, directly or indirectly, unless expressly permitted by, and in accordance with this Agreement or as otherwise previously authorized in writing by the disclosing Party.

11.3	Use of Confidential Information. Each Party may use the Confidential Information only for the purpose of the subject matter of this Agreement (the “Purpose”) and will disclose such Confidential Information only to its Affiliates or its Representatives who have a strict need for access to the Confidential Information for the Purpose. The receiving Party shall ensure that all its Affiliates or its Representatives are aware of the confidential nature of the Confidential Information and the obligations under this Agreement and shall accept responsibility for each of them as if their activities in relation to the Confidential Information were carried out by the receiving party itself.

11.4	Exclusions. Each party’s obligation of confidentiality and limitation upon use shall not apply to any Confidential Information disclosed hereunder to the extent that the receiving party can show that it:

(a)	is at the time of disclosure generally available to the public, or becomes generally available to the public, other than by reason of breach by the receiving Party or its Affiliates or their Representatives of the provisions of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

(b)	was known to or in the lawful possession of the receiving Party prior to the date of such Confidential Information having been received hereunder from the other Party; provided that documentary evidence of such knowledge is provided to the disclosing Party upon written request;

(c)	was developed by or for the receiving Party independently of the disclosure of Confidential Information by the disclosing Party and without reference to any part of such Confidential Information, as demonstrated by competent records;

(d)	is provided to the receiving Party, its Affiliates, or any of their Representatives without restriction as to confidentiality or use, by a third party lawfully entitled to possession of such Confidential Information and who does not violate any contractual, legal, or fiduciary obligation to the disclosing Party by providing such Confidential Information to the receiving Party, its Affiliates, or any of their Representatives; or

(e)	is required by law to be disclosed, but then only when (i) prompt notice (to the extent reasonably practicable) of this requirement has been given to the disclosing Party so that it may seek appropriate relief to prevent or limit such disclosure, (ii) such required disclosures are done in consultation with the other Party (to the extent reasonably practicable), and (iii) such disclosure is limited to the extent actually required by law.

11.5	It is further understood and agreed by the parties that where this Agreement is terminated, each Party will (i) promptly return to the other Party, or destroy, as the other Party may prefer, all documents and materials (and any copies containing, reflecting, incorporating or based on Confidential Information received hereunder together with any remaining samples of material received hereunder, (ii) to the extent technically and legally practicable, erase all the Confidential Information from its computer and communications systems and devices used by it, or which is stored in electronic form, and (iii) to the extent technically and legally practicable, erase all Confidential Information which is stored in electronic form on systems and data storage services provided by third parties; provided, however, that each Party may retain (i) with its legal counsel one copy of all Confidential Information received hereunder for the sole purpose of ascertaining ongoing obligations arising from this Agreement, (ii) any attorney work product, (iii) any information that may be required by Applicable Laws to be disclosed, (iv) any information retained for tax, audit or compliance purposes, and (v) electronic back-up copies made in the ordinary course of business. Notwithstanding any such return or destruction, each Party will continue to be bound by its confidentiality obligations under the terms of this Agreement.

11.6	No Use of Name. Except as otherwise required by Applicable Laws, no Party shall use the name, logo or other trademarks of any other Party or any other Party’s directors, officers or employees in any advertising, news release or other publication relating to the Products, without the prior written consent of such other Party.

12.	Indemnification

12.1	Supplier Indemnification. The Supplier shall indemnify, defend, and hold harmless the Customer, its Affiliates, or their officers, directors, employees, agents and representatives (the “Customer Indemnified Parties”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorney’s fees, costs and amounts paid in settlement, expenses reasonably incurred in defending against any Claims) (collectively, “Losses”) that the Customer Indemnified Parties may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them (“Claims”) and arising out of or relating to (i) any manufacturing defect in the Non-conforming Products caused by the Supplier's failure to comply with its obligation under this Agreement or the Quality Agreement that results in personal injury or death; (ii) a material breach of any representation, warranty or covenant under this Agreement; or (iii) a material violation by the Supplier of any Applicable Law of the Territory related to the performance of its obligations under this Agreement and the Quality Agreement. The foregoing indemnification obligation will not apply to any Claim to the extent that it is caused by the Customer Indemnified Parties’ willful misconduct or negligence or is otherwise covered by the Customer’s indemnification obligations under Section 12.2.

12.2	Customer Indemnification. The Customer shall indemnify, defend, and hold harmless the Supplier, its Affiliates, or their officers, directors, employees, agents and representatives (the “Supplier Indemnified Parties”) from and against any Losses that the Supplier Indemnified Parties may suffer as a result of any Claims arising out of or relating to: (i) the Supplier’s use of any Background IP or its Improvements approved by the Customer or Customer Materials and Data provided by the Customer; (ii) a material breach of any representation, warranty or covenant under this Agreement by the Customer; or (iii) a material violation by the Customer of any Applicable Law of the Territory related to the performance of its obligations under this Agreement and the Quality Agreement. The foregoing indemnification obligation will not apply to any Claim to the extent that it is caused by the Supplier Indemnified Parties' willful misconduct or negligence or is otherwise covered by the Supplier’s indemnification obligations under Section 12.1.

12.3	Indemnification related to the Selection Notice. The Customer shall indemnify, defend, and hold harmless the Supplier Indemnified Parties from and against any Losses incurred by the Supplier Indemnified Parties resulting from, arising out of, or relating to any deviation from the Selection Notice made by the Customer or at the Customer's request the selected Products or the forecast of the quantity of the Products to be purchased in each case as specified under the relevant Selection Notice (including any preparatory measures taken by the Supplier under Section 2.3 and any Services provided by the Supplier under this Agreement).

12.4	Indemnification Procedure. The Indemnified Party shall promptly notify the Indemnifying Party of any Losses or Claims with respect to which the Indemnified Party intends to claim indemnification pursuant to Section 12. The failure to promptly deliver notice to the Indemnifying Party shall relieve the Indemnifying Party of its indemnification obligation to the Indemnified Party under this Agreement but only to the extent that such delay of notice is detrimental to the Indemnifying Party’s ability to defend against such Claim. The Indemnified Party shall allow the Indemnifying Party to control the defense and settlement of the Claim, provided that the Indemnified Party may engage its own counsel at its own expense and no settlement may be entered into without the written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned). The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation, defense and settlement of any Claim or Loss covered by the indemnification set forth in Section 12.

12.5	Limitation of Liability.

(a)	Notwithstanding anything to the contrary, except for claims due to Supplier’s gross negligence, willful misconduct, or fraud, the Supplier's aggregate liability to the Customer Indemnified Parties arising out of or related to this Agreement shall not exceed the amount paid to the Supplier by the Customer pursuant to the relevant Purchase Order(s) relating to the Products causing such liability.

(b)	NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND EXCEPT FOR CLAIMS ARISING DUE TO A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD,, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT TO ANY OTHER PARTY FOR ANY: (i) SPECIAL LOSSES OR DAMAGES; (ii) CONSEQUENTIAL LOSSES OR DAMAGES; (iii) INDIRECT LOSSES OR DAMAGES; (iv) INCIDENTAL LOSSES OR DAMAGES; (v) PUNITIVE OR MULTIPLE LOSSES OR DAMAGES; (vi) LOSS OF PROFITS; (vii) LOSS OF SALES; OR (viii) LOSS OF OPPORTUNITY.

13.	Insurance

During the Term, each of the Customer and the Supplier shall, at its own cost, obtain and maintain insurance coverage from a financially reputable insurer at levels which are (i) standard in the industry that such Party is operating in, (ii) in no event less than any legally mandated requirements, and (iii) reasonably sufficient to cover its liabilities for the performance of its obligations under this Agreement.

14.	Force Majeure

No Party shall be held liable or responsible to any other Party nor be deemed to have defaulted under or breached the Agreement or any Purchase Order for failure or delay in fulfilling or performing any term of the Agreement or any Purchase Order (excluding, in each case, the obligation to make payments when due) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, pandemics, epidemics, acts of God or acts, cyber-attack, inability or delay in obtaining supplies of adequate or suitable materials, delays affected by shipping or carriers, quarantine restrictions, or acts or omissions or delays in acting by any Governmental Authority or any other Party (the “Force Majeure Events”). Each Party shall promptly notify the other Parties if such Party is unable to perform any term of the Agreement or applicable Purchase Order caused by any Force Majeure Event, and the affected Party shall use commerciality reasonable efforts to resume performance as soon as possible. In the event that such causes continue for more than sixty (60) days, the Parties shall discuss in good faith appropriate remedial measures.

15.	Sanctions and Trade Controls

15.1	The Parties acknowledge and confirm that they are aware that the transactions contemplated by this Agreement might be subject to applicable sanctions, export control, and anti-boycott laws and regulations of the United States, the European Union, the United Kingdom, and any other country with jurisdiction over activities undertaken in connection with the transactions contemplated by this Agreement (“Sanctions and Trade Controls Laws”).

15.2	Each Party undertakes that in the performance of its obligations under this Agreement, it shall not take any action that may cause any other Party to violate or otherwise become exposed to penalties under any Sanctions and Trade Controls Laws. No Party shall be required to take or refrain from taking any action, nor shall it be required to furnish any information, that would be prohibited under any Sanctions and Trade Controls Laws.

15.3	The Customer shall provide all information and documents required for the export or transfer of the Products and shall be responsible for obtaining any necessary export or transfer permissions. Delays caused by export examinations or permission procedures shall extend any applicable time limits and delivery periods. If the necessary permissions are not granted, or if the delivery is not capable of being permitted, the agreement between the Parties shall be deemed as not concluded with regard to the affected parts.

15.4	The Supplier may terminate this Agreement with immediate effect if the Customer breaches Section 15 or, based on a formal legal opinion, the Supplier’s performance of its obligations under this Agreement may breach or be penalizable under the Sanctions and Trade Controls Laws. In the event of termination under this Section, the Customer shall be prohibited from asserting any claim for damages or any other rights arising from such termination.

16.	General

16.1	Sections 1.2, 16, 17.2, 17.3, 17.4, 17.5, 17.6, 17.7, 17.10, 17.13 of the JV Agreement shall apply mutatis mutandis to this Agreement

16.2	This Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction.

16.3	All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), shall be submitted to the decision of both (i) an appointed senior executive officer of the Supplier and (ii) an appointed senior executive officer of the Customer (the “Designated Officers”) who shall make their best efforts to settle such matters amicably through good faith discussions.

(a)	In the event that the Designated Officers fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 16.3, and as modified by the following provisions of this Section 16.3:

(i)	The law of this Section 16.3 shall be the laws of Singapore.

(ii)	The seat of arbitration shall be Singapore.

(iii)	The arbitral tribunal shall consist of three (3) arbitrators. The Parties shall nominate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such nomination within 15 days from the appointment of the second arbitrator, the President of the Court of Arbitration of SIAC shall appoint the presiding arbitrator.

(iv)	The language of the arbitration shall be English.

(v)	Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

(vi)	When a Dispute occurs and is subject to arbitration under this Section 16.3, except for the matters subject to such Dispute, all Parties shall continue to exercise, perform and fulfil their respective rights, duties and obligations, as the case may be, under and in accordance with the provisions of this Agreement.

~~16.4~~	Assignment. Neither this Agreement nor any rights or obligations of a Party under this Agreement may be assigned or transferred by a Party without the prior written approval of the other Party. Any assignment in violation hereof shall be void, null and of no legal effect. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

16.5	Entire Agreement. This Agreement and the Transaction Documents, along with the Quality Agreement and the Purchase Orders embody the entire understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding and agreements between and among them with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

16.6	Status of the Parties. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor and its agents and employees shall have no right or authority under this Agreement to assume or create any obligation on behalf of, or in the name of, any other Party. All Persons employed by a Party shall be employees of such Party and not of any other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

16.7	Notices. Sections 16.2 and 16.3 of the JV Agreement shall apply mutatis mutandis to this Agreement. All notices, requests, demands and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be sent by courier or e-mail and addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this Section 16.7:

(a)	If to the Customer:

[***]

(b)	If to the Supplier:

[***]

16.8	Language. This Agreement is prepared in both English and Chinese, provided that the English version will govern in the event of any contradiction between the versions of such agreements.

[Intentionally left blank; Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date set forth above.

Hefei Tianhui Biotech Co., Ltd.

By:	/s/ Gao Xiaoming
Name:	Gao Xiaoming
Title:	Chairman

Technowl Limited

By:	/s/ Gao Xiaoming
Name:	Gao Xiaoming
Title:	Chairman

Oramed NewCo, Inc.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chairman

Schedule 1